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                      AMERICAN NORTEL COMMUNICATIONS, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                                   (UNAUDITED)


                                                     1998          1997
                                                 2ND QUARTER   2ND QUARTER
BASIC EARNINGS PER SHARE: (NOTE 2)

Common shares outstanding, beginning of period     15,153,785    9,867,770

Effects of weighting shares:
   Weighted common shares issued                     (772,179)     889,546
                                                 -------------  ----------

Weighted average number of common shares           14,381,606   10,757,316
                                                 =============  ==========
   outstanding

Net Income                                       $ 895,617.67   166,550.26
                                                 =============  ==========

Earnings Per Share                               $       0.06         0.02
                                                 =============  ==========


DILUTED EARNINGS PER SHARE: (NOTE 2)

Common shares outstanding, beginning of period     15,153,785    9,867,770

Effects of weighting shares:

   Weighted common shares issued                     (772,179)     889,546
   10% Convertible Debentures                           5,844      314,613
                                                 -------------  ----------

Weighted average number of common shares and
   common equivalent shares outstanding            14,387,450   11,071,929
                                                 =============  ==========

Net Income                                       $ 895,617.67   166,550.26
                                                 =============  ==========

Earnings Per Share                               $       0.06         0.02
                                                 =============  ==========
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